Exhibit 99.1

Golden Minerals Reports Second Quarter 2023 Financial Results

GOLDEN, CO - /BUSINESS WIRE/ - August 9, 2023 – Golden Minerals Company (“Golden Minerals,” “Golden” or the “Company”) (NYSE-A: AUMN and TSX: AUMN) has today released financial results and a business summary for the quarter ending June 30, 2023. (All figures are in approximate U.S. dollars.)

Second Quarter Business Summary

●	The Company announced in June that it intends to restart mining operations at its Velardeña Properties, pending obtaining sufficient financing, which is still in progress. Velardeña is a silver-gold underground mine property located in Durango State, Mexico that Golden last operated in late 2015.

●	The Rodeo mine (Durango State, Mexico) reported second quarter 2023 payable production of 1,828 ounces (“oz.”) gold and 7,742 oz. silver in doré, with average realized sales prices of $1,976/oz. gold and $24.34/oz. silver. Metallurgical recovery for gold averaged 71.6% for the quarter. Mining activities at Rodeo’s pit concluded in June, and the Company is now processing stockpiled mineralized material.

●	In April, the Company began selling three different concentrates containing various amounts of gold, silver, lead and zinc that were produced from material previously stockpiled during 2022 mine testing at the Velardeña Properties. During the second quarter 2023 the Company sold 656 tonnes of gold-rich pyrite concentrate, 118 tonnes of silver-rich lead concentrate and 63 tonnes of zinc concentrate generating a combined revenue of $1.2 million.

●	The Company began selling slag, a by-product of the Rodeo mine’s smelting process, during the second quarter 2023, and recorded slag sales of $0.2 million.

●	In June 2023, the Company effected a one-for-25 reverse share split and separately closed a registered direct and concurrent private placement offering of the Company’s common stock plus warrants, resulting in gross proceeds to the Company of $2.1 million.

●	The Company submitted a plan to regain compliance with the NYSE American shareholders’ equity minimum balance of $6 million, and the plan has been accepted by the NYSE American for review.

Second Quarter Financial Summary

●	Revenue was $5.0 million in the second quarter 2023 which included Rodeo’s sale of metals, sales of Velardeña concentrates and sales of Rodeo slag material. Revenue was $5.9 million in the second quarter 2022 which included Rodeo’s sale of metals.

●	Net operating margin (defined as revenue from the sale of metals less cost of metals sold) was $1.1 million in the second quarter 2023 which included $0.0 million from Rodeo’s sale of metals (including slag sales) and $1.1 million from Velardeña concentrate sales. Net operating margin was $1.3M in the second quarter 2022 which related solely to the Rodeo mine’s sale of metals.

●	Cash and equivalents balance as of June 30, 2023 was $3.4 million, compared to $4.0 million on December 31, 2022.

●	Zero debt as of June 30, 2023, unchanged from December 31, 2022.

●	Net loss was $1.5 million or $0.21 per share in the second quarter 2023, compared to a net loss of $2.8 million or $0.42 per share in the second quarter 2022.

GOLDEN MINERALS COMPANY

350 Indiana Street – Suite 650 – Golden, Colorado 80401 – Telephone (303) 839-5060

Cash Inflows and Expenditures

Cash expenditures during the six months ended June 30, 2023 totaled $5.6 million and included:

●	$2.2 million in exploration expenditures;

●	$0.6 million in care and maintenance costs at the Velardeña Properties;

●	$0.3 million in exploration and evaluation activities, care and maintenance and property holding costs at the El Quevar project, net of reimbursements from Barrick Gold Corporation (“Barrick”) pursuant to the Earn-In Agreement between the Company and Barrick; and

●	$2.5 million in general and administrative expenses.

The above expenditures were offset by cash inflows of $5.0 million from the following:

●	$1.1 million of net operating margin from sales of Velardeña concentrates;

●	$0.2 million of net operating margin from the Rodeo operation;

●	$1.8 million, net of fees from the Company’s ATM Program; and

●	$1.9 million, net of fees from the previously reported June 2023 registered direct offering and concurrent private placement of the Company’s common stock.

Capital Resources and 12-Month Financial Outlook

At June 30, 2023, the Company had current assets of $8.6 million, including cash and cash equivalents of approximately $3.4 million. On the same date, the Company had accounts payable and other current liabilities of $5.4 million. (At July 31, 2023, aggregate cash and cash equivalents totaled approximately $2.8 million.) Because the Company has ceased mining at the Rodeo mine, its only near-term opportunity to generate cash flow from mining to support continued operations is the Velardeña mine. Without additional near-term capital, which the Company is currently attempting to obtain, the Company will be forced to liquidate its business, potentially before the fourth quarter of 2023.

Forecasted expenditures during the 12 months ending June 30, 2024, excluding Rodeo and Velardeña cost of metals sold which is included in the forecast of net operating margin discussed below, total approximately $7.6 million. These forecasted expenditures include: (i) exploration expenses of $1.4 million, (ii) El Quevar spending (net of Barrick reimbursements) of $0.3 million and (iii) administrative expense, including Mexico general and administrative costs of $5.1 million and (iv) working capital needs of $0.8 million. The actual amount of cash expenditures that the Company incurs during the 12-month period ending June 30, 2024 may vary significantly from the amounts specified above and will depend on a number of factors, including variations in anticipated administrative costs, costs at El Quevar, and costs for continued exploration, project assessment, and advancement of other exploration properties.

In order to restart production at the Velardeña mine, the Company requires additional financing of approximately $2.0 to $3.0 million. In addition, because the Velardeña mine is not expected to generate cumulative positive net cash flow until 2024 at the earliest, the Company also requires additional capital of approximately $1.0 to $3.0 million in order to cover the Company’s general and administrative and other expenses for the 12 months ending June 30, 2024.

The Company is evaluating numerous alternatives for this additional capital. Golden is engaged in several discussions for the sale of assets. The Company has also held discussions with various financing parties with regard to equity and/or debt financing as well as streaming or royalty arrangements involving future production at Velardeña. The Company is also evaluating potential avenues to monetize some or all of its $2.9 million VAT receivable in Mexico.

GOLDEN MINERALS COMPANY

350 Indiana Street – Suite 650 – Golden, Colorado 80401 – Telephone (303) 839-5060

Quarterly Report on Form 10-Q

The Company’s consolidated financial statements and management’s discussion and analysis, as well as other important disclosures, may be found in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2023. This Form 10-Q is available on the Company’s website at Golden Minerals Company - SEC Filings. It has also been filed with the U.S. Securities and Exchange Commission on EDGAR at www.sec.gov/edgar and with the Canadian securities regulatory authorities on SEDAR at www.sedar.com.

About Golden Minerals

Golden Minerals is a gold and silver producer based in Golden, Colorado. The Company is primarily focused on producing gold and silver from its Rodeo Mine, advancing its Velardeña and Yoquivo properties in Mexico and, through partner-funded exploration, its El Quevar silver property in Argentina, as well as acquiring and advancing selected mining properties in Mexico, Nevada and Argentina.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and applicable Canadian securities legislation, such as statements regarding (i) the Company’s plan to restart mining operations at the Velardeña properties, including the potential timing of restart, production expectations required capital to restart and ramp-up operations, potential plant processing rate, projected payable gold and silver production, operating costs, net operating margin and projected cash flow; (ii) the Company’s plans regarding further advancement of the El Quevar project, including reimbursements paid by Barrick under the Earn-in Agreement to fund the El Quevar project; (iii) collection of VAT accounts receivable from the Mexican government; and (iv) the Company’s expected near-term cash needs, including the need to raise additional cash in the near-term to avoid depletion of the Company’s cash balance in the third quarter of 2023. These statements are subject to risks and uncertainties, including increases in costs and declines in general economic conditions; changes in current payable terms for gold-bearing pyrite concentrates; changes in political conditions, in tax, royalty, environmental and other laws in the Mexico and other market conditions; unanticipated variations in grade; challenges associated with our proposed mining plans, including difficulties in controlling grade dilution; decreases in commodity prices below those used in calculating the estimates shown above; variations in expected recoveries; increases in operating costs above those used in calculating the estimates shown above; interruptions in mining; or an adverse result in the pending lawsuit with Unifin Financiera, S.A.B de C.V. Golden Minerals assumes no obligation to update this information. Additional risks relating to Golden Minerals may be found in the periodic and current reports filed with the Securities & Exchange Commission by Golden Minerals, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

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For additional information, please visit http://www.goldenminerals.com/ or contact:

Golden Minerals Company

Karen Winkler, Director of Investor Relations

(303) 839-5060

SOURCE: Golden Minerals Company

GOLDEN MINERALS COMPANY

350 Indiana Street – Suite 650 – Golden, Colorado 80401 – Telephone (303) 839-5060